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AMENDMENTS TO VENTURI'S BYLAWS:

         Delete Section 2.13 of the Bylaws in its entirety and replace it with the following:

                  Section 2.13 BOARD DECISIONS. Unless a vote of a greater number is required by the laws of the State of Nevada, the Articles of Incorporation, or these By-Laws, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

         Add the following as a new Section 2.18:

                  Section 2.18 ACTIONS REQUIRING UNANIMOUS DIRECTOR VOTE. Notwithstanding anything to the contrary in these By-Laws, the unanimous affirmative vote of all of the members of the Board of Directors shall be required in order for the corporation to take any of the following actions:

                  (a) Issue or sell any shares of the Corporation's capital stock, or any options, warrants or other rights to acquire any shares of the Corporation's capital stock; PROVIDED, HOWEVER, that such unanimous vote shall not be required for the (i) issuance of shares in connection with acquisitions so long as the number of shares so issued does not in the aggregate for all such acquisitions exceed 976,264 shares of common stock, or (ii) grant of options to acquire not more than 195,253 shares of common stock in the aggregate.

                  (b) (i) Acquire all or part of the capital stock or assets of any other corporation, person or entity, (ii) sell all or substantially all of the Corporation's capital stock or assets, or (iii) merge with or consolidate with any other corporation, person or entity, except for mergers of wholly-owned subsidiaries of the Corporation into the Corporation; PROVIDED, HOWEVER, that such a unanimous vote shall not be required for acquisitions of entities (whether by stock or asset purchase) having a value of not in excess of $5,000,000 in the aggregate;

                  (c) List the Corporation's stock on any national securities exchange or Nasdaq;

                  (d) Make or commit to make any capital expenditure exceeding $1,000,000 during any fiscal year of the Corporation;

                  (e) Appoint, hire, terminate, dismiss or remove the Chief Executive Officer, the President or the Chief Financial Officer of the Corporation or hire as an officer any person related to any then-elected officer or director;

                  (f) Create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, lien or other encumbrance (each a


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         "Lien") upon any property of the Corporation, except for (i) Liens for taxes not yet due and payable, and (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business;

                  (g) (i) Create, issue, incur, assume, become liable in respect of or suffer to exist any indebtedness for money borrowed (including capital lease obligations), except indebtedness for money borrowed in an aggregate principal amount not to exceed $1,000,000 in the aggregate at any one time outstanding, or (ii) refinance, refund, renew or extend any indebtedness for money borrowed of the Corporation;

                  (h) Make any loan or advance to any person or entity, including, without limitation, any employee, director or shareholder of the Corporation or any subsidiary of the Corporation, except advances made in the ordinary course of business to a wholly-owned subsidiary of the Corporation;

                  (i) Take any action to effect the dissolution, winding up, or liquidation of the Corporation, or to initiate any proceedings in the nature of bankruptcy, receivership, or insolvency proceedings of any kind;

                  (j) Make any material changes in the compensation of the employees, officers, and directors of the Corporation;

                  (k) Relocate the Corporation's principal executive office; or

                  (l) Engage in any activity outside the ordinary course of the Corporation's business or that may have a material effect on the Corporation.

         Delete Section 8.01 in its entirety and replace it with the following:

                  Section 8.01 AMENDMENT. Amendments and changes of these By-Laws may be made at any regular or special meeting of the Board of Directors by a vote of not less than all of the entire Board, or may be made by a vote of, or a consent in writing signed by the holders of a majority of the issued and outstanding capital stock; PROVIDED, HOWEVER, that Sections 2.13 and 2.18 of these By-Laws may be amended or repealed only by the unanimous affirmative vote of all of the members of the Board of Directors and the holders of sixty-six and two-thirds percent (66 2/3%) of the entire number of shares of the capital stock of the corporation entitled to vote.


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